Exhibit 99.1

October 18, 2001

Dear Fellow United Employee:

This is the first of a series of letters to keep you abreast of what's happening at United and our evolving financial situation.  I also am continuing my weekly voicemails to all supervisors and managers; they can help answer your questions.  I also urge you to take advantage of the daily NewsReal and SkyNet to gather as much information as possible.

Prior to September 11, all of the major U.S. airlines were having financial difficulties as a result of the weakening economy.  The economic pain was worse for us because we rely more heavily on frequent business travelers for our business than they do.  But, while things were difficult, we were putting in place the cornerstones of a strategic plan to improve our revenue and profitability.

Then came September 11th.

In the wake of that day's horrific events, we are in nothing less than a fight for our life.  Never in our 75-year history have we faced an economic challenge of this magnitude, where the drop-off in air travel has been so unexpected and prolonged.

Our number one priority now is to get United into a financial position that will allow us to continue operating.  We are not there yet.  To get there, we must focus on breakeven cash flow.  That means being in the position where we have as much money coming into our bank account as we have streaming out of it.  In the past, we struggled to make a profit.  Now we're in a struggle just to survive.

So getting ourselves back to a breakeven cash flow - whatever it takes - is job one for the foreseeable future.  Because if we don't succeed we'll eventually run out of money - it's that simple and that painful.

Let me illustrate the financial hole we're in.  Before September 11th, we were not in a comfortable financial state, with costs exceeding our revenue on a daily basis.  Today, the situation is exacerbated with costs exceeding revenues at four times the pre-September 11 rate.  Today, we are literally hemorrhaging money.

Clearly, this bleeding has to be stopped - and soon - or United will perish sometime next year.  We need to get this loss rate down to zero, or breakeven.  That will give us the breather we need to regain our bearings and start crawling back to profitability and begin to rebuild our balance sheet.

While we do have a cushion from borrowing, government-guaranteed loans and other sources available to us, this leaves absolutely no room for complacency.  Pan Am and Eastern went too far down that trail and never returned.  They borrowed to meet expenses - then borrowed some more against assets to pay off the initial loans - and then were forced to sell their assets to cover the second loans.  In short, they borrowed their tomorrows to live just another few days.

October 18, 2001

Page Two

We don't want to follow in those footsteps because we recognize that loans are merely crutches, not cures.  I want to make it clear: Our top priority now must be to reduce costs and increase revenue to the point where what we spend (in all areas, including payroll and operations) equals what we take in (from sales of passenger tickets, cargo and other sources).

We've already done much to cut costs.  We've immediately reduced our flying schedule by 20 to 25 percent; shut down non-aircraft capital projects (including JFK Terminal 6 and Dulles Tier 2); reduced supplier and discretionary spending, and - most difficult of all - decided to furlough 20,000 United employees.

I wish I could report that work in this area is completed.  It isn't.  We are continuing to look at all aspects of our business - from payroll and operations to examining the costs under our labor contracts.  Nothing is sacred or off-limits.

We also are working hard to generate revenue.  The first step is to get people comfortable about flying again.  We and the rest of the industry - along with the U.S. President, other elected officials and government agencies - are doing everything we can.

To get passengers back on our planes, we also need to convince them that airline travel is safe.  We are joining with the rest of the industry and the government to implement a number of measures, including reinforced cockpit doors and placing responsibility for security under federal jurisdiction.  We're also issuing special fares, Mileage Plus® offers and new ads that will feature United employees encouraging our customers to return to the skies.

However, much of our success in generating revenue will depend upon you. Once we bring customers back to our ticket counters, gate areas and airplane cabins, it will be up to you to make them comfortable and provide them with the service they've come to expect from United.

I'm very proud of the work you're doing.  In the wake of the September 11th tragedies, I've seen a renewed spirit at United. People are giving more of themselves to this company than I've ever witnessed in the 35 years I've been here.  This is the true fabric of United.

Thank you for your loyalty, for your hard work and for your service on behalf of our customers in these, the most difficult of times.  Let's keep it up.  The sooner we get to breakeven, the sooner we'll remove the doubts about our future.

Sincerely,

/s/ James E. Goodwin

James E. Goodwin
Chairman and Chief
Executive Officer